Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation by reference in this Form S-3 registration statement covering the registration of up to 408,050 shares of common stock and 816,100 redeemable warrants to purchase one-half share of common stock, of our report dated March 29, 2002 included in 21st Century Holding Company's Form 10-K for the year ended December 31, 2002, as amended, and to all references to our Firm included in this registration statement.

McKEAN, PAUL, CHRYCY, FLETCHER & CO.

Miami, Florida,

  December 15, 2003.